Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-139093
Issuer Free Writing Prospectus, dated June 11, 2007
ATMOS ENERGY CORPORATION
6.35% Senior Notes due 2017
This Free Writing Prospectus relates only to the 6.35% Senior Notes due 2017 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated June 11, 2007 relating to the 6.35% Senior Notes due 2017.

Issuer:	Atmos Energy Corporation

Security Description:	Senior Unsecured Notes

Ratings (Moody’s/S&P/Fitch):	Baa3 / BBB / BBB+ (Stable/Positive/Stable) None of these ratings is a recommendation to buy, sell or hold the Notes. Each rating is subject to revision or withdrawal at any time and should be evaluated independently of any other rating

Principal Amount:	$250,000,000

Maturity:	June 15, 2017

Settlement:	June 14, 2007; T+3

Coupon:	6.35%, payable in arrears

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2007

Benchmark Treasury:	T 4.50% due 05/15/17

Benchmark Treasury Price:	95-03

Benchmark Treasury Yield:	5.137%

Spread to Benchmark Treasury:	1.25%

Yield to Maturity:	6.387%

Initial Price to Public:	99.729% per Note

Redemption Provisions:	The Notes may be redeemed, at the option of Atmos Energy Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted, on a semi-annual basis, at make-whole call, plus, in each case, accrued interest to the date of redemption.

Make-Whole Call	Make whole call at T+ 20 basis points

CUSIP:	049560 AH8

Minimum Denominations:	$1,000

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Capital Markets, Inc., Wachovia Capital Markets, LLC

Senior Co-Managers	Banc of America Securities LLC., Citigroup Global Markets Inc., Goldman Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Greenwich Capital Markets, Inc.

Junior Co-Managers	BNY Capital Markets, Inc., Comerica Securities, Inc., Lazard Capital Markets LLC, Piper Jaffray & Co., SG Americas Securities, LLC, UBS Securities LLC
          Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408, SunTrust Capital Markets, Inc. at 1-800-685-4786 or Wachovia Capital Markets, LLC at 1-866-289-1262.